Independent Auditors' Consent


The Board of Directors
Manchester Equipment Company, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-71255) on Form S-8 of Manchester Equipment Co., Inc. of our report dated September 20, 1999, relating to the consolidated balance sheets of Manchester Equipment Co., Inc. and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the July 31, 1999 annual reports on Forms 10-K and 10-K/A of Manchester Equipment Co., Inc.

                                                 /s/ KPMG LLP
                                                 ------------
                                                  KPMG LLP


Melville, New York
December 16, 1999